Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE3
	Payment Date	07/25/2003

Servicing Certificate	Group 1
Beginning Pool Balance	520,403,801.92
Beginning PFA	0.00
Ending Pool Balance	519,180,750.78
Ending PFA Balance	-
Principal Collections	37,682,337.64
Principal Draws	14,459,340.26
Net Principal Collections	-
Active Loan Count	20,316

Interest Collections	2,317,723.32

Additional Mortgage Loans - Revolving Period	21,999,946.24
Additional Mortgage Loans - Due to Funding Event	0.00

Weighted Average Net Loan Rate	5.13210%
Substitution Adjustment Amount	0.00

Excess Cash	1,717,716.60

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	210,000,000.00	210,000,000.00	1.0000000	0.00	200,375.00	0.00	38.87%	1.145%
Class A-2	158,000,000.00	158,000,000.00	1.0000000	0.00	156,025.00	0.00	29.25%	1.185%
Class A-3	172,206,000.00	172,206,000.00	1.0000000	0.00	188,709.08	0.00	31.88%	1.315%
Variable Pay Revolving Notes	1,123,109.06	0.00	0.0000000	1,123,109.06	1,221.38	0.00	0.00%	1.305%
Certificates	-	-	-	-	502,072.18	-	-	-

Beginning Overcollateralization Amount	1,591,493.94
Overcollateralization Amount Increase (Decrease)	1,215,644.42
Outstanding Overcollateralization Amount	2,807,138.36
Target Overcollateralization Amount	2,807,138.37

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,527,744.45		58	0.29%
Delinquent Loans (60 Days)*	305,364.59		13	0.06%
Delinquent Loans (90 Days)*	225,975.57		8	0.04%
Delinquent Loans (120 Days)*	406,410.68		10	0.08%
Delinquent Loans (150 Days)*	32,456.22		2	0.01%
Delinquent Loans (180+ Days)*	19,652.67		7	0.00%
REO	-		0	0.00%
Bankruptcy	63,569.04		3	0.01%
Foreclosures	72,882.68		3	0.01%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	28,493.12
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	28,493.12	0.01%

	Recovery To-Date
Beginning Recovery Amount	0.00
Current Month Recovery Amount	0.00
Ending Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance transferred to funding account	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	22,516,801.08
Deposit to Funding Account	23,315,532.74
Excess Of Draws over Principal Collections	0.00
Payment for Additional Purchases	21,999,946.24
Prefunding balance sent to Funding account	0.00
Add Variable Funding Note	0.00
Ending Funding Account Balance as of Payment Date	23,832,387.58
Interest earned for Collection Period	456.65
Interest withdrawn related to prior Collection Period	641.77

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0

Bullet Termination Events	Yes/No
1) Term Notes have been downgraded below AAA/Aaa by S&P
and Moodys, respectively	No

2) Trust failed to receive advance of funds from VPRN holder
or failed to issue and sell an additional VPRN	No

3) Enhancer Default has occurred and is continuing	No

4-A) For 3 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 30% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

4-B) For 6 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 20% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

Funding Event	Yes/No
Reserve Sub-Account balance is more than $2,000,000, provided that the
Note Balance of the VPRN has been reduced to zero and the
Overcollateralization Target Amount has been met.	No